Exhibit 10.5

DEVELOPMENT AGREEMENT

BETWEEN

BiopolyMed, Inc.

And

Phage Biotechnology, Inc.

This Development Agreement (Agreement) is dated the 7th day of May, 2004, by and between BiopolyMed, Inc., 711 Korea Techno Complex, 126-16,5-ga, Ananm-dong, Sungbuk-gu, Seoul, Korea 136-701, (“BPM”), and Phage Biotechnology, Inc., 14272 Franklin Avenue, Suite 110, Tustin, California 92780, (Phage) (together “The Parties”).

WHEREAS, the Parties desire to immediately develop a PEGylated alpha Interferon 2b for use and sale in the United States of America (USA) and other global markets; and,

WHEREAS, Phage may desire to develop further PEGylated Products for use and sale in the USA and other global markets; and,

WHEREAS, BPM has know-how and intellectual property rights necessary to carry out the terms of the Agreement; and,

WHEREAS, the parties desire to enter into exclusive worldwide license agreements of selected PEGylated Products; and,

WHEREAS, the first phase of development of a PEGylated alpha Interferon 2b product has been completed; and

WHEREAS, the Parties wish to formalize their understanding with respect to this Project.

NOW, THEREFORE, for valuable consideration as described below, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

I.	DEFINITIONS

“PEGylated Product(s)” shall mean all products modified by the addition of polyethylene glycol, which are developed, manufactured, marketed, used and/or sold in accordance with the terms of this Agreement.

“Licensed Information” shall mean all confidential or proprietary information, trade secrets and know how owned or controlled by BPM relating to PEGylation of products or any other technology that is necessary to carry out the terms of the Agreement.

“Net Sales” shall mean gross sales of the PEGylated Products anywhere in the world, less all sales, use, value added and excise taxes, duties and consular fees and other similar governmental charges; transportation and delivery charges or allowances; customary trade, quantity, cash and other discounts and rebates; credits or rebates for returned goods and goods not accepted by the customer; commissions to agents; and uncollected accounts receivable, which are over 180 days past due and are recorded on the books of Phage as a bad debt in accordance with generally accepted accounting principles.

II.	GRANT OF LICENSE

A.	BPM hereby grants to Phage (i) an exclusive worldwide license to make, have made, use, market, import, have imported, offer to sell, and sell all the PEGylated Products for which actual development has occurred pursuant to this Agreement; and (ii) an exclusive worldwide license to the Licensed Information with respect to the five PEGylated Products described below.

B.	The grant of rights in II.A. above includes the right to sublicense in whole or in part all rights granted to Phage by BPM.

III.	DEVELOPMENT OF PEGYLATED PRODUCTS

A.	It is Phage’s desire to have a long term and mutually beneficial relationship with BPM whereby BPM will PEGylate additional products for Phage. Phage wishes a business relationship based upon trust and respect, where BPM knows it will be treated fairly. The following Agreement will cover PEGylated products developed and provided by BPM. PEGylated products in this Agreement mean the modification of proteins at a carboxyl group by polyethylene glycol.

B.	The first product to be developed is PEGylated alpha Interferon 2b. This interferon (IFN) is manufactured with Phage’s proprietary technology. The development of PEG-a-IFN-2b has completed Phase One (defined below). BPM has already been paid the $100,000 due at the completion of Phase One for PEG-a-IFN-2b. The four additional PEGylated products named in Section D below, may be developed at Phage’s discretion, in an order determined by Phage after consultation with BPM.

C.	With this in mind, the following basic framework covers the PEGylation of the first five products for Phage by BPM.

1)	Phase One

a)	BPM will conduct the PEGylation of the peptide product, which will be selected and provided by Phage, and will characterize the PEGylated Product by physicochemical methods including HPLC, SDS-PAGE, in vitro activity assay, and pharmacokinetics in rats or other suitable model host within a 1-6 month period (or other mutually agreed upon term) from the first payment in subpart c) below. BPM’s PEGylated Product will be compared to commercially available PEGylated product, if available.

b)	BPM will provide Phage with a suitable aliquot of the PEGylated Products for Phage to test by SDS-PAGE and cell-based activity. Phase One will be considered complete once Phage reviews and determines that BPM’ s PEGylated Product meets Phage’s standards for commercial feasibility.

c)	Payment schedule will be $50,000 at the start of the Phase One and $50,000 at the completion of Phase One. The total budget for Phase One is $100,000.

d)	If, after the completion of Phase One, Phage desires further collaboration with BPM, Phage will provide written notice to BPM sufficient to initiate Phase Two within two months.

2)	Phase Two

a)	Upon BPM’s acknowledgement in writing of its obligation to initiate Phase Two, Phage will pay BPM $50,000.

b)	Thirty (30) days later BPM will receive a second $50,000 payment from Phage.

c)	BPM will cooperate with Phage to manufacture at least 1 g of the selected PEGylated Product in Phage’s facility in California by providing both expertise and manpower as needed at Phage’s expense. GMP-quality peptide and PEG will be also obtained to manufacture this lot of drug at Phage’s expense.

d)	After 1g of the selected PEGylated Product is successfully made as reasonably determined by Phage, Phage will make a payment of $250,000 to BPM. (Total budget for Phase Two: $350,000)

3)	Phase Three

a)	To the extent that Phage pursues development of the PEGylated Product beyond Phase Two, Phage will pay BPM the following amounts at the respective stages of development (Total budget for Phase Three: $2,000,000):

i.	Start of U.S. FDA Phase I study (or equivalent in European Union or Japan only): $20,000

ii.	Start of U.S. FDA Phase II study (or equivalent in European Union or Japan only): $30,000

iii.	Start of U.S. FDA Phase III study (or equivalent in European Union or Japan only): $100,000

iv.	Six Months after start of U.S. FDA Phase III study (or equivalent in European Union or Japan only) if such study remains ongoing: $100,000

v.	Completion of U.S. FDA Phase III (or equivalent in European Union or Japan only), if result of trial is successful as reasonably determined by Phage: $250,000

vi.	Approval of New Drug Application (NDA) for the product by U.S. FDA (or equivalent in European Union or Japan only): $1,500,000

D.	Phage may wish to develop additional PEGylated Products pursuant to this Agreement. Accordingly, Phage, at its discretion, may provide BPM with written notice within 3 months after either completion of Phase One or Phase Two as described in III C to initiate Phase One for the next Phage protein under the terms and conditions set forth herein with respect to the following protein products:

1)	PEGylated G-CSF

2)	PEGylated Human Growth Hormone

3)	PEGylated beta Interferon

4)	PEGylated single chain Antibody

E.	For any additional PEGylated Products not listed in parts IIIB and IIID, Phase One may be initiated by mutual agreement of the parties, under the same terms described herein.

IV.	SCHEDULE OF PAYMENT

A.	In addition to the payments listed above, Phage will pay BPM up to a maximum of $10,000,000 US dollars per PEGylated Product for the rights described herein. Payment of this amount is conditioned on the successful commercial sale of each product and will be at the rate of 1% of Phage’s Net Sales (defined above), up to a maximum of $10,000,000 US dollars per PEGylated Product. With the understanding that such payments are designed to compensate BPM for know-how rendered at any time, Phage will continue to pay BPM up to a maximum of $10,000,000 US dollars per PEGylated Product even if no patents issue on the PEGylated Products.

B.	The payments shall be paid 90 days after the close of each Phage fiscal quarter and shall be paid 80% to BPM and 20% to Dr. Sung-Hou Kim. When and if the $10 million total in payments are paid with respect to a particular PEGylated Product (e.g. PEG-a-IFN-2b), Phage will have purchased and paid for use of the Licensed Information, and there shall be nothing more owed to anyone for that particular PEGylated Product.

V.	MISCELLANEOUS

A.	The rights and obligations of this Agreement are not assignable without the prior written consent of the other party, except that either party may transfer the Agreement as part of a sale of all or substantially all of the party or its assets and that Phage may execute or transfer the Agreement to another entity controlled by Phage. This Agreement shall inure to the benefit of and shall be binding on the parties’ successors and permitted assigns.

B.	Phage and BPM agree that confidential information may be delivered by each to the other for implementing this Agreement. Both parties agree to use such confidential information solely in accordance with, and in furtherance of, this Agreement. Both Phage and BPM agree to not disclose, or permit to be disclosed, such confidential information without the prior written consent of the other party. Phage agrees to keep this Agreement confidential, except as may be required to implement the Agreement. In all cases, disclosure to any third party requires that both parties be notified prior to such disclosure. This agreement on non-disclosure of the Agreement and related confidential information shall continue until such time when both Phage and the BPM mutually agree that public dissemination of the Agreement and other confidential information is in their interests. This paragraph does not prohibit the Parties from making disclosures required for legal, regulatory or customary business purposes.

C.	Phage will have the right, but not the duty, to bring suit or otherwise enforce the Patents owned by BPM with respect to selected PEGylated Products for which actual development has occurred pursuant to this Agreement. Such enforcement will be at Phage’s expense. BPM agrees to be joined as a party in any such suit. BPM will on request provide Phage with reasonable assistance in the enforcement of the Licensed Patents. Phage will reimburse the reasonable out of pocket expenses including reasonable attorney’s fees incurred by BPM in providing such assistance.

D.	BPM represents and warrants that it owns PCT and Korean patent applications related to the PEGylation of products at the carboxyl group and that BPM has the right to enter into this Agreement. BPM also represents and warrants that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements which are inconsistent with or which might adversely affect the rights granted to Phage under this Agreement.

E.	Regarding the national phase of the above-described PCT application, BPM will have the right to file applications in all countries that BPM chooses. Any additional countries in which Phage wishes to file will be added by BPM at Phage’s expense. BPM will cooperate with Phage in prosecuting and maintaining the patent application and any resulting patents. In the event BPM elects not to continue to maintain any such applications or patents, Phage will have the right, but not the obligation, to continue or maintain such applications or patents at its own expense.

F.	Phage, at its own expense and discretion, may apply for patent protection with respect to the PEGylated Products developed in accordance with this Agreement and will be the owner of such patent applications and issued patents, filed anywhere in the world after the effective date of this Agreement. If Phage elects to seek patent protection with respect to the PEGylated Products, the earliest the patent application will be submitted is after the completion of Phase 2 (the preparation of 1 gram of the PEGylated Product), unless a reasonable legal issue arises that would endanger the patent. In this case, BPM and Phage can mutually agree to file the patent application at an earlier time. BPM and its employees will cooperate with Phage as necessary to affect such ownership, such as through execution of assignments.

G.	No modification or waiver of any of the terms of this Agreement shall bind either party unless in writing signed by duly authorized representatives of both Phage and BPM.

H.	This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter of the Agreement and supersedes all prior writings, negotiations, representations or understandings with respect hereto.

This Agreement is governed by the laws of the State of California. The parties will attempt to amicably resolve any dispute, but in the event that they cannot amicably do so, any dispute will be resolved by binding arbitration before JAMS or equivalent organization in Orange County, CA.

J.	All notices required by this Agreement shall be in writing and may be sent by electronic facsimile to the following:

BioployMed, Inc. Contact:	Phage Biotechnology, Inc. Contact:
Myung Park, Ph.D.	Jack Jacobs, Ph.D.
Seoul, Korea	Tustin, California
Ph 82-2-929-7725	Ph 714-368-1520
Fax 82-2-929-7825	Fax 714-368-1517
Sung-Hou Kim, Ph.D.	Phage Attorney:
220 Calvin Laboratory	Daniel Altman
University of CA, Berkeley	Knobbe, Martens, Olson & Bear, LLP
Berkeley, CA 94720	2040 Main Street, Fourteenth Floor
Ph. 510-486-4333	Irvine, CA 92614
Fax 510-486-5272	Ph. (949)760-0404

Approval and Signatures

BiopolyMed, Inc., through and by its Chairman, Myung Park, Ph.D., has reviewed this Agreement and hereby approves its terms and certifies that he/she has the authority to execute this Agreement on behalf of BPM.

/S/ M. PARK	Date 5/13/2004
Myung Park, Ph.D., Chairman
BiopolyMed, Inc.

Phage Biotech, Inc. through and by its Chief Operating Officer, Jack Jacobs, Ph.D., has reviewed this Agreement and hereby approves its terms and certifies that he/she has the authority to execute this Agreement on behalf of Phage Biotechnology, Inc.

/S/ JACK JACOBS	Date 5/10/04
Jack Jacobs, Ph.D., COO
Phage Biotech, Inc.

Sung-Hou Kim, Ph.D. has reviewed this Agreement and hereby approves its terms.

/S/ SUNG-HOU KIM	Date 5/14/04
Sung-Hou Kim, Ph.D.